Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

INTERCLOUD SYSTEMS, INC.

InterCloud Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of this corporation is InterCloud Systems, Inc.

SECOND: The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was  November 24, 1999 (as i-RealtyAuction.com, Inc.) and which has been amended from time to time (as amended to date, the “Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions to amend the Certificate of Incorporation as follows:

Article Fourth of the Certificate of Incorporation is hereby amended to provide that:

Effective at 9:00 a.m. EST on February 23, 2018, a one (1) for one hundred (100) reverse split of the outstanding Common Stock of the Corporation shall occur pursuant to which every one hundred (100) shares of outstanding Common Stock of the Corporation shall be converted into one (1) share of Common Stock (the “Reverse Split”). The Reverse Split shall not affect the number of authorized shares of Common Stock or Preferred Stock of the Corporation or the par value per share of the Common Stock or Preferred Stock, such that immediately after the Reverse Split the total number of shares of all classes of capital stock that the Corporation is authorized to issue will be 1,050,000,000, of which 1,000,000,000 shall be Common Stock having a par value per share of $0.0001 and of which 50,000,000 shall be Preferred Stock having a par value per share of $0.0001. No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. Any fractions resulting from the Reverse Split computation shall be rounded up to the next whole share. Except as set forth above in this paragraph, Article Fourth of the Certificate of Incorporation remains in full force and effect.

FOURTH: This Certificate of Amendment has been duly adopted and approved in accordance with Section 242 of the DGCL.

FIFTH: This Certificate of Amendment, and the reverse split of the common stock of the Corporation described herein, shall be effective at 9:00 a.m. EST on February 23, 2018.

IN WITNESS WHEREOF, InterCloud Systems, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on February 21, 2018.

INTERCLOUD SYSTEMS, INC.

By:	/s/ Mark Munro
Name:	Mark Munro
Title:	Chief Executive Officer